Exhibit 4.1

HUT 8 MINING CORP.

130 King Street W.

Toronto, Ontario

M5X 2A2

NOTICE OF ANNUAL AND SPECIAL MEETING

NOTICE IS HEREBY GIVEN THAT an annual and special meeting (the “Meeting”) of the shareholders of Hut 8 Mining Corp. (“Hut 8” or the “Company”) will be held virtually on December 30, 2020 at 10:00 a.m. (Toronto time) (Shareholder Dial-in Number: (+1) 888 886 7786 (North America Toll Free)) for the following purposes:

1.	to receive and consider Hut 8’s audited financial statements for the fiscal year-ending December 31, 2019 (“Fiscal 2019”), together with the report of the auditors thereon;

2.	to elect the directors of the Company who will serve until the end of the next annual meeting of shareholders of the Company;

3.	to re-appoint DMCL LLP as auditors and to authorize the directors to fix their remuneration;

4.	to approve a securities for services plan with Induna Energy Inc. which includes a one-time securities issuance of 380,000 common shares for services rendered in 2020, and the issuance of up to 600,000 common shares in 2021 at the discretion of the Company;

5.	to transact such further or other business as may properly come before the Meeting and any adjournments thereof.

The accompanying management information circular provides additional information relating to the matters to be considered at the Meeting. Also accompanying this notice is a form of proxy. Any adjournment of the Meeting will be held at a time and place to be specified at the Meeting. Only Hut 8 shareholders of record at the close of business on November 2, 2020, will be entitled to receive notice of and vote at the Meeting. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice. If you are a non-registered shareholder of Hut 8 and receive these materials through your broker or through another Intermediary, please complete and return the materials in accordance with the applicable instructions. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.

DATED this 26th day of November, 2020.

ON BEHALF OF THE BOARD OF DIRECTORS

“Bill Tai”
Bill Tai
Director
Toronto, Ontario

GLOSSARY OF DEFINED TERMS

In this Information Circular, the following capitalized words and terms shall have the following meanings:

BCBCA	The Business Corporations Act (British Columbia) and the regulations prescribed thereunder, as amended from time to time.

Business Combination	The business combination between Hut 8 and Oriana which became effective March 2, 2018, all as further detailed in the filing statement of Oriana dated March 1, 2018 and available on SEDAR at www.sedar.com.

CEO	Chief Executive Officer.

CFO	Chief Financial Officer.

Computershare	Computershare Trust Company.

DMCL	Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants.

Hut 8 or the Company	Hut 8 Mining Corp., a Company existing under the BCBCA.

Hut 8 Board	The board of directors of Hut 8.

Hut 8 DSUs	Deferred Share Units of the Company, issued under the Omnibus Plan.

Hut 8 Named Executive Officers or NEO	The named executive officers of Hut 8, as provided in “Compensation of Executive Officers and Directors”.

Hut 8 Nominees	Proposed nominees to sit on the Hut 8 Board.

Hut 8 Options	Stock options granted to directors, officers, employees and consultants of Hut 8 to acquire Hut 8 Shares, in accordance with the terms of the Omnibus Plan.

Hut 8 RSUs	Restricted Share Units of the Company, issued under the Omnibus Plan.

Hut 8 Shareholders	At the relevant time, holders of Hut 8 Shares.

Hut 8 Shares	Common shares in the capital of Hut 8.

Hut 8 Warrants	Warrants for common shares in the capital of Hut 8.

IFRS	International Financial Reporting Standards.

Information Circular	This management information circular sent to the Hut 8 Shareholders in connection with the Meeting.

Induna	Induna Energy Inc.

Intermediary	As defined in “General Proxy Information – Non-Registered Holders and Delivery Matters”.

Meeting	The annual and special meeting of Hut 8 Shareholders to be held virtually on December 30, 2020 at 10:00 a.m. (Toronto time).

NI 52-110	National Instrument 52-110 – Audit Committees.

OBO	An objecting beneficial owner, as defined in NI 54-101.

Omnibus Plan	The Omnibus Long-Term Incentive Plan originally approved by the Hut 8 Shareholders on February 15, 2018.

Oriana	Oriana Resources Corporation, a company incorporated under the BCBCA on June 9, 2011.

( ii )

Person	Any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, Company, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

Proxy Submission Deadline	As defined in “General Proxy Information – Appointment and Revocation of Proxies”.

Record Date	November 2, 2020, being the date for determining registered Hut 8 Shareholders entitled to receive notice of and vote at the Meeting.

RTO	Has the same meaning as “Business Combination”.

TSX	Toronto Stock Exchange.

TSXV	TSX Venture Exchange.

VIF	Voting Information Form.

 - iii -

INFORMATION CIRCULAR

for the

ANNUAL GENERAL AND SPECIAL MEETING

of

Hut 8 Mining Corp.

to be held on

Wednesday, December 30, 2020

Hut 8 Mining Corp.

MANAGEMENT INFORMATION CIRCULAR

For the Annual General and Special Meeting of Shareholders to be held on December 30, 2020

Management Solicitation

This Information Circular is furnished in connection with the solicitation by management of Hut 8 of proxies to be used at the Meeting referred to in the accompanying Notice of Annual and Special Meeting of Shareholders (the “Notice”) to be held virtually on December 30, 2020, at the time and place and for the purposes set forth in the Notice.

Shareholder Dial-in Numbers:

North American Toll Free:	(+1) 888 886 7786
International:	08006522435 (United Kingdom); 1800076068 (Australia)

Shareholders in other jurisdictions can request their local dial-in number directly from customercare@accutel.com.

Solicitation of Proxies

The solicitation is made by the management of the Company and will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Company at nominal cost. The cost of solicitation by management will be borne by the Company. The information contained herein is given as of November 26, 2020, unless indicated otherwise.

Appointment and Revocation of Proxies

The Persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a Person or company, who need not be a shareholder of the Company, other than the Persons named in the enclosed form of proxy, to represent such shareholder at the Meeting or any adjournment thereof. Such right may be exercised by inserting such Person’s name in the blank space provided and striking out the names of management’s nominees in the enclosed form of proxy or by completing another proper form of proxy.

All proxies must be executed by the shareholder or his or her attorney duly authorized in writing or, if the shareholder is a company, by an officer or attorney thereof duly authorized. The completed form of proxy must be deposited at the office of Computershare, 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 (the mailing address for Computershare), before 4:00 p.m. (Toronto time) on December 24, 2020 (the “Proxy Submission Deadline”).

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote has not already been cast pursuant to the authority conferred by such proxy and may do so either:

1.	not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of holding the Meeting or adjournment thereof at which the proxy is to be used, by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid;

2.	by depositing an instrument in writing revoking the proxy executed by him or her:

(a)	with Computershare at its office denoted herein at any time up to and including the Proxy Submission Deadline, or not later than 48 hours prior to any adjournment(s) of the Meeting at which the proxy is to be used; or

(b)	with the Chair of the Meeting on the day of the Meeting, prior to the commencement of the Meeting or any adjournment thereof; or

3.	in any other manner permitted by law.

Exercise of Discretion by Proxies

Shares represented by properly executed proxies in favour of the Persons named in the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, where the Person whose proxy is solicited specifies a choice with respect to the matters identified in the proxy, the shares will be voted or withheld from voting in accordance with the specifications so made. Where shareholders have properly executed proxies in favour of the Persons named in the enclosed form of proxy and have not specified in the form of proxy the manner in which the named proxies are required to vote the shares represented thereby, such shares will be voted in favour of the passing of the matters set forth in the Notice. The enclosed form of proxy confers discretionary authority with respect to amendments or variations to the matters identified in the Notice and with respect to other matters that may properly come before the Meeting. At the date hereof, management of the Company knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which at present are not known to management of the Company should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Non-Registered Holders and Delivery Matters

These securityholder materials are being sent to both registered and non-registered owners of the securities. However, only registered shareholders, or the Persons they appoint as their proxies, are permitted to vote at the Meeting. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

If you have received the Company’s form of proxy, you may return it to the Computershare: (i) by regular mail in the return envelope provided or (ii) by fax at 1-866-249-7775 (toll free within Canada and the U.S.) or 416-263-9524 (international).

The OBOs and other beneficial holders receive a VIF from an Intermediary by way of instruction of their financial institution. Detailed instructions of how to submit your vote will be on the VIF.

In either case, the purpose of this procedure is to permit non-registered holders to direct the voting of the shares they beneficially own. Should a non-registered holder who receives either form of proxy wish to vote at the Meeting in person, the non-registered holder should strike out the Persons named in the form of proxy and insert the non-registered holder’s name in the blank space provided. Non- registered holders should carefully follow the instructions of their Intermediary including those regarding when and where the form of proxy or VIF is to be delivered.

The Company is not using the “notice and access” provisions of NI 54-101 in connection with the delivery of the Meeting materials in respect of the Meeting. The Company is not sending such Meeting materials directly to Non-Objecting Beneficial Owners in accordance with NI 54-101, and it intends to pay for intermediaries to deliver such Meeting materials to OBOs.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as otherwise disclosed in this Information Circular, none of the directors or executive officers of the Company, none of the Hut 8 Nominees, none of the Persons who have been directors or executive officers of the Company since the commencement of the Company’s last completed financial year and none of the associates or affiliates of any of the foregoing Persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the proposed amendment and confirmation of the Omnibus Plan, in connection with which the directors and executive officers of the Company may have been granted and/or may be entitled to receive Awards.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Each shareholder of record at the close of the Record Date will be entitled to vote at the Meeting or at any adjournment thereof, either in person or by proxy. As of the Record Date, the only voting securities issued by the Company are Hut 8 Shares, of which there were 90,476,317 issued and outstanding. Each share carries the right to one vote. The outstanding shares are listed on the TSX under the symbol “HUT”.

To the knowledge of the directors and executive officers of the Company as of the Record Date, no Person beneficially owns, controls or directs, directly or indirectly, 10% or more of the outstanding shares, other than as set forth below.

Name	Number of Shares Beneficially Owned, Controlled or Directed (Directly or Indirectly)		Percentage of Issued and Outstanding Shares as of the Record Date
Bitfury Holding BV	38,849,802	(1)	40.2%

(1) Bitfury Holdings BV has 35,000,000 of their shares pledged to a third party.

BUSINESS OF THE MEETING

Financial Statements

The Hut 8 Shareholders will receive and consider the audited financial statements of the Company for the fiscal year-ending December 31, 2019, together with the auditor’s report thereon.

Election of Directors

Under the constating documents of the Company, the Hut 8 Board is to consist of a minimum of three and a maximum of ten directors, to be elected annually. Shareholders will be invited to elect six directors at the Meeting. Each director holds office until the next annual meeting or until his or her successor is duly elected or appointed unless his or her office is vacated earlier in accordance with the Company’s by-laws. On any ballot that may be called for in the election of directors, the Persons named in the enclosed form of proxy intend to cast the votes to which the Hut 8 Shares represented by such proxy are entitled for the Hut 8 Nominees, unless the shareholder who has given such proxy has directed that the Hut 8 Shares be otherwise voted or withheld from voting in respect of the election of directors. Management does not contemplate that any of the Hut 8 Nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the Persons named in the enclosed form of proxy reserve the right to vote for other Hut 8 Nominees at their discretion.

Hut 8 Nominees

The following table sets out the names of management’s nominees for election as directors, each nominee’s principal occupation, business or employment, the year they began as a director of the Company, the number of common shares of Hut 8 beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at the date of this Circular.

Name and Municipality of Residence	Principal Occupations For Last Five Years	Year began as a director of Company	Shares Held or Beneficially Owned
Bill Tai(1) San Francisco, USA	Partner Emeritus, CRV; Director, Bitfury Group Limited; Investor; Director	2018	708,453	(2)
Jeremy Sewell(3) London, UK	CFO, Bitfury Group Limited; CFO of eCurrency	2019	Nil
Joseph Flinn(4) Halifax, Canada	CFO, Seaboard Transportation Group, President of Clarke Transport and Clarke North Canada; President Sysco Canada’s Eastern Division	2018	7,808
Sanjiv Samant(5) Toronto, Canada	Managing Director of Round13 Capital; Group Head of Technology Media and Healthcare at National Bank	N/A	Nil
Chris Eldredge(6) Washington D.C., USA	Former President and CEO of Dupont Fabros Technology and a Director of Seaborn	N/A	Nil
Jaime Leverton Toronto, Canada	Former Chief Commercial Officer of eStruxture Data Centers and the General Manager of Cogego Peer 1	N/A	Nil

(1)	Chair of the Hut 8 Board
(2)	40,000 of Mr. Tai’s Hut 8 Shares are held through XTC Unicorn Fund I, LLC.
(3)	Current member of Audit Committee to be removed at Meeting, proposed member of the Compensation and Governance Committee
(4)	Independent; Audit Committee chair and member of Compensation and Governance Committee
(5)	Proposed member of the Audit Committee
(6)	Proposed member of Audit Committee and Compensation and Governance Committee chair

The following is a brief description of the director nominees:

Bill Tai – Director

Bill is a Director of Bitfury and co-founder Chairman of data science company Treasure Data. He is an early seed investor behind high profile start-ups including Canva, Color Genomics, Tweetdeck/Twitter, Wish.com and Zoom Video. Mr. Tai is a Partner Emeritus for CRV after establishing their Silicon Valley office. Previously he founded several successful technology companies and served as a Director of seven publicly listed companies. He holds a BSEE with Honors from the University of Illinois and an MBA from Harvard.

Jeremy Sewell – Director

Jeremy Sewell serves as Bitfury’s CFO and has 30 years of extensive international financial, commercial and operating experience. Prior to his role as CFO of Bitfury, he was CFO of the Silicon Valley fintech company eCurrency, where he led the equity investment from eBay Founder Pierre Omidyar’s VC and Bridgewater Associates and Farallon Capital hedge fund founders Ray Dalio and Tom Steyer. Mr. Sewell qualified as a Chartered Accountant in the UK spending 10 years in practice with a focus on audit and consulting projects across multiple countries in Europe and Asia.

Joseph Flinn – Director

Joseph Flinn joins Hut 8 following 12 years of senior leadership at Sysco Corporation, where he played an integral role as both Chief Financial Officer of Sysco Canada, and President of Sysco Canada’s Eastern Division, and 2 years as President of Clarke Freight Transportation Group, a major national freight carrier. Mr. Flinn holds a business degree from Saint Mary’s University and is a chartered professional accountant. Currently, Mr. Flinn is the CFO of Seaboard Transportation Group, a major international bulk transportation group of companies.

Sanjiv Samant – Director Nominee

Sanjiv Samant is a Managing Partner at Round13 Capital where he founded and runs the Round13 Growth Fund, focused on investing in later stage Canadian growth opportunities in technology and healthcare. Mr. Samant has over twenty years of experience working with and advising a wide variety of Canadian growth companies on strategy, M&A, IPO and capital raising initiatives. Prior to establishing the Round13 Growth Fund, Sanjiv headed the Technology, Media, Telecommunication (“TMT”), Sustainability and Healthcare investment banking group at a Canadian bank owned dealer. Mr. Samant holds an LL.B. from Osgoode Hall Law School, an M.B.A. from York University’s Schulich School of Business and a B.A. (Economics) from the University of Western Ontario.

Christopher P. Eldredge – Director Nominee

Christopher P. Eldredge is the former president and CEO of DuPont Fabros Technology (“DFT”). While in this role, Eldredge repositioned the company and established its expansion strategy which eventually led to its sale to Digital Reality Trust. Prior to joining DFT, Eldredge was executive vice president of global solutions, an NTT America Inc., one of the largest global IT infrastructure services providers. Eldredge received an MBA from Dowling College; a Master’s in communication arts from New York Institute of Technology; and a Bachelor’s in business administration in marketing from Hofstra University where he earned a full athletic scholarship.

Jaime Leverton – Chief Executive Officer & Director Nominee

Jaime Leverton is a highly accomplished technology executive and industry thought leader with a long history of driving high growth mandates. With more than 20 years of leadership in the Canadian technology industry, she is joining Hut 8 from her current role as the Chief Commercial Officer at eStruxture Data Centers. Her career also includes tenure as the General Manager of Canada and APAC with data center and cloud provider Cogeco Peer 1 (now Aptum) and leadership roles with National Bank, BlackBerry, Bell Canada and IBM Canada. She proudly sits on the boards of the Stratford Festival, Technation and ComKids in addition to serving as the Chair of IMWomen Canada.

Cease Trade Orders

To the knowledge of the Company and based upon information provided by the Hut 8 Nominees, none of the Hut 8 Nominees is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity), was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case, for a period of more than 30 consecutive days.

Bankruptcies

Except as disclosed below, to the knowledge of the Company and based upon information provided by the Hut 8 Nominees, none of the Hut 8 Nominees:

(a)	is, as at the date of this Information Circular, or has been within 10 years before the date of the Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the last 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Securities Penalties or Sanctions

To the knowledge of the Company and based upon information provided by the Hut 8 Nominees, none of the Hut 8 Nominees has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The management representatives named in the attached form of proxy intend to vote the Hut 8 Shares represented by such proxy in favour of the election of the Hut 8 Nominees set forth in this Information Circular unless a shareholder specifies in the proxy that his or her Hut 8 Shares are to be withheld from voting in respect of such resolution.

Appointment and Remuneration of Auditors

DMCL have been the Company’s auditors since January 8, 2019. The Hut 8 Board recommends that DMCL continue as the Company’s auditors and hold office until the close of the next annual meeting of shareholders.

Prior to DMCL’s engagement, MNP LLP served as auditors for the Company for the 2018 and 2017 fiscal years.

In the past, the directors have negotiated with the auditors of the Company on an arm’s length basis in determining the fees to be paid to the auditors. Such fees have been based on the complexity of the matters in question and the time incurred by the auditors. The directors believe that the fees negotiated in the past with the auditors of the Company were reasonable and, in the circumstances, would be comparable to fees charged by other auditors providing similar services.

In order to appoint DMCL as auditors of the Company to hold office until the close of the next annual meeting and authorize the directors to fix the remuneration thereof, a majority of the votes cast at the Meeting must be voted in favour thereof.

The Hut 8 Board unanimously recommends that the Hut 8 Shareholders vote in favour of appointing DMCL as auditors of the Company and authorizing the directors to fix the remuneration of the auditors. The management representatives named in the attached form of proxy intend to vote in favour of the appointment of DMCL as the auditors of the Company and in favour of authorizing the directors to fix the remuneration of the auditors, unless a shareholder specifies in the proxy that his or her Hut 8 Shares are to be withheld from voting in respect of the appointment of auditors and the fixing of their remuneration.

Approval of Security Based Compensation Arrangement

At the Meeting, the Hut 8 Shareholders will be asked to, if deemed appropriate, pass an ordinary resolution approving the security-based compensation arrangement with a service provider of the Company, Induna Energy Inc. (“Induna”). On May 29, 2018, Hut 8 entered into a Joint Development Agreement (the “JDA”) with Induna pursuant to which, for the ten (10) year term of the JDA, Hut 8 engages Induna to provide various services to Hut 8 including, but not limited to, operations and maintenance support for selected project sites of Hut 8.

This arrangement, and the consideration sought from Shareholders, is to authorize the Hut 8 Board to:

(i)	issue 380,000 Hut 8 Shares to Induna, as payment for services already rendered by Induna, pursuant to the JDA, for the period between January 1, 2020 and November 26, 2020 (“2020 Share Issuance”); and

(ii)	during the calendar year 2021, issue up to $50,000 in Hut 8 Shares (determined by dividing the then-current market price of the Hut 8 Shares) on a monthly basis (the “Share Payments”), in such monthly amounts to be determined at the discretion of the Hut 8 Board.

The JDA sets out that Hut 8 will make monthly payment related to its energy consumption at the subject project site. Such monthly payments are payable up to fifty percent (50%) in Hut 8 Shares. The Company is therefore seeking shareholder approval to make such Share Payments, at the discretion of management of the Company, up to the maximum amount payable on a monthly basis in accordance with the JDA and subject to a monthly maximum 50,000 common shares, as well as the approval for the 2020 Share Issuance.

The shares issuable by the Company are to be issued at the then-market price of the securities of the Company on the TSX.

Induna is the only eligible recipient of the Share Payments arrangement under the JDA, and under the proposed shareholder approval. The maximum monthly Share Payment is $50,000.00, which equals approximately 32,679 (monthly) and 392,156 (annual) Hut 8 Shares, representing 0.03% and 0.4%, respectively, of the total issued and outstanding Hut 8 Shares as of the date of this Circular using the closing price of the Hut 8 Shares on the TSX on November 24, 2020 ($1.53). The Share Payments are also subject to a maximum of 50,000 (monthly) and 600,000 (annually) Hut 8 Shares, representing 0.04% and 0.6%, respectively, of the total issued and outstanding Hut 8 Shares (resulting in an effective price floor of $1.00 for the Hut 8 Shares issuable under the Share Payments).

Induna currently holds 15,130 Hut 8 Shares, representing less than 0.02% of the total issued and outstanding Hut 8 Shares. If Induna is issued both the maximum Share Payments of 600,000 Hut 8 Shares, and the 2020 Share Issuance of 380,000 Hut 8 Shares, then Induna would be issued 980,000 total Hut 8 Shares which represents approximately 1.00% of the issued and outstanding Hut 8 Shares. Given Induna’s current holdings, and the maximum number of Hut 8 Shares that Induna can be issued, the number of the Hut 8 Shares: i) issued to insiders of Hut 8, within any one-year period, and ii) issuable to insiders of Hut 8, at any time, under the proposed share compensation arrangement combined with all of Hut 8’s other security based compensation arrangements, do not exceed 10% of Hut 8’s total issued and outstanding securities, respectively.

The JDA is assignable by either party on thirty-days written notice and may only be amended by written agreement of the parties. Pursuant to the policies of the TSX, the shareholder approval sought herein shall only be applicable to Share Payments made in accordance with the disclosure herein and made to Induna.

The Company previously made Share Payments to Induna in accordance with the JDA at such time as the Hut 8 Shares were listed on the TSXV. Notwithstanding the previous practices of the parties in this regard, the policies of the TSX require that this share compensation arrangement is approved by Hut 8’s security holders. The approval of security holders is specifically required pursuant to Section 613 of the TSX Company Manual.

At the Meeting, the shareholders will be asked to consider the following resolution:

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	If and when the directors of the Company shall deem appropriate to do so, the Company is hereby authorized to issue to Induna Energy Inc. (“Induna”), on a monthly basis for each calendar month of 2021, that number of Hut 8 Shares equal to up to $50,000 divided by the then-current market price of Hut 8 Shares, subject to 50,000 Hut 8 Share per month maximum issuance (600,000 Hut 8 Shares annually) in accordance with the terms of its Joint Development Agreement (“JDA”) with Induna, in such final amount as may be determined in the board of directors of the Company’s sole and complete discretion (the “Share Payments Resolution”).

2.	The Company is authorized to issue 380,000 Hut 8 Shares to Induna for services rendered by Induna for the period between January 1, 2020 and November 26, 2020, pursuant to the JDA, such Hut 8 Shares to be issued at the then-market price at the time of issuance.

2.	The directors of the Company, in their sole and complete discretion, are authorized and empowered to act upon this resolution to effect the share issuances described in this resolution;

3.	Any one director or officer of the Company is authorized and directed, on behalf of the Company, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to this special resolution.

4.	Notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Company to revoke the Share Payments Resolution at any time and to not proceed with the Share Payments.”

If shareholders pass the above resolutions, the Share Payments will be made on an ongoing basis on such dates to be determined by the directors of the Company, if at all, and the 2020 Share Issuance will be issued immediately.

The Hut 8 Board unanimously recommends that the Hut 8 Shareholders vote in favour of a resolution authorizing and directing the management of Hut 8, in their sole discretion, to make the Share Payments on an ongoing basis for the term of the JDA and to issue 380,000 Hut 8 Shares to Induna for services already rendered. The management representatives named in the attached form of proxy intend to vote in favour of such security-based compensation arrangement and share issuance, unless a shareholder specifies in the proxy that his or her Hut 8 Shares are to be withheld from voting thereon.

DIRECTOR COMPENSATION

The Company’s director compensation program is designed to attract and retain global talent to serve on the Hut 8 Board, taking into account the risks and responsibilities of being an effective director. The Company’s objective regarding director compensation is to follow best practices with respect to retainers, the format and weighting of the cash and incentive components of compensation, and the implementation of share ownership guidelines. The Company believes that these approaches have helped to attract, and will help to attract and retain, strong members for the Hut 8 Board who will be able to fulfill their fiduciary responsibilities without competing interests.

The chart below outlines the Hut 8 Board compensation program for Fiscal 2019.

Type of Fee for Board of Directors	Amount(1)
Chair and Lead Director(2)	$10,000/year
Committee Member(3)	$5,000/year
Board Member(4)	$40,000/year

(1)	Represents compensation paid per year to each director.

(2)	Such compensation to be paid to members that are either the chair of the Hut 8 Board or the lead director.
(3)	Such compensation to be paid to members that sit on a committee of the Hut 8 Board.
(4)	Directors are also reimbursed for applicable travel and other out-of-pocket expenses incurred in executing their duties as directors. To the extent that the Company requests a director to provide advisory or consulting services, they are compensated at rates comparable to what such directors charge for comparable services to arm’s-length parties.

Director Compensation Table

The following table sets out information concerning the Fiscal 2019 compensation earned by, paid to, or awarded to each director who is not a NEO.

Name	Fees Earned ($)(1)	Share-based awards ($)(2)	Option-based awards ($)(3)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)(4)	Total ($)
Bill Tai	50,000	Nil	Nil	Nil	Nil	Nil	50,000
Jeremy Sewell	19,500	Nil	Nil	Nil	Nil	Nil	19,500
Joseph Flinn	45,000	Nil	139,514	Nil	Nil	7,500	192,014
Dennis Mills	45,000	Nil	109,492	Nil	Nil	7,500	161,992
Gerri Sinclair(5)	45,000	Nil	Nil	Nil	Nil	7,500	52,500

(1)	Amounts reflect the cash compensation received.
(2)	Amounts reflect the fair value of shares issued, Hut 8 RSUs, or Hut 8 DSUs recognized in the year.
(3)	Amounts reflect the option-based awards recognized in the covered year. The fair value was determined in accordance with IFRS 2, “Share-based payments” using the Black-Scholes stock option pricing model.
•	Dennis Mills’ option-based award was granted on March 5, 2018, consisting of 115,000 stock options which expire in five years. The grant price equaled $5.00 and the fair value assigned to these stock options under the Black-Scholes model was $3.10 per option, an expected life of 5 years, a volatility rate of 75.0%, an average risk-free rate of 2.14%, and a dividend rate of 0%.

•	Joseph Flinn’s option-based award was granted on September 14, 2018, consisting of 115,000 stock options which expire in five years. The grant price equaled $5.00 and the fair value assigned to these stock options under the Black-Scholes model was $2.51 per option, an expected life of 5 years, a volatility rate of 121.4%, an average risk-free rate of 2.31%, and a dividend rate of 0%.

(4)	Amounts reflect the cash bonus awarded to each of the members of the Audit Committee.
(5)	Gerri Sinclair resigned from the Hut 8 Board on April 3, 2020.

Outstanding Option-Based and Share-Based Awards

The following table sets out, for each director who is not also a NEO, information concerning all option-based and share-based awards outstanding as at December 31, 2019.

	Option-Based Awards			Share-Based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of share- based awards not paid out or distributed ($)
Bill Tai	Nil	n/a	n/a	n/a	Nil	Nil	Nil
Jeremy Sewell	Nil	n/a	n/a	n/a	Nil	Nil	Nil
Joseph Flinn	115,000	5.00	Aug. 14, 2023	Nil	Nil	Nil	Nil
Dennis Mills	115,000	5.00	Mar. 5, 2023	Nil	Nil	Nil	Nil
Gerri Sinclair(1)	115,000	5.00	Mar. 5, 2023	Nil	Nil	Nil	Nil

(1)	Gerri Sinclair resigned from the Hut 8 Board on April 3, 2020 and subsequently forfeited her outstanding stock options.

Incentive Plan Awards – Value Vested or Earned During Fiscal 2019

Name	Option-based awards – Value vested during Fiscal 2019 ($)	Share-based awards – Value vested during Fiscal 2019 ($)	Non-equity incentive plan compensation – Value earned during Fiscal 2019 ($)
Bill Tai	Nil	Nil	Nil
Jeremy Sewell	Nil	Nil	Nil
Joseph Flinn	96,218	Nil	Nil
Dennis Mills	118,728	Nil	Nil
Gerri Sinclair(1)	118,728	Nil	Nil

(1)	Gerri Sinclair resigned from the Hut 8 Board on April 3, 2020.

TERMINATION AND CHANGE OF CONTROL BENEFITS

The Company is party to executive employment agreements with each of its CEO and CFO. See EXECUTIVE COMPENSATION – Executive Employment Agreements which sets out the material terms of the contracts therewith.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s approach to executive compensation has been to provide suitable compensation for executives that is internally equitable, externally competitive and reflects individual achievement. The Company attempts to maintain compensation arrangements that will attract and retain highly qualified individuals who are able and capable of carrying out the objectives of the Company.

The table below sets out the name of each of the current executive officers of Hut 8, the principal occupation or employment of each of them for the past five years and the approximate number of Hut 8 Shares that each has advised are beneficially owned or subject to his or her control or direction (directly or indirectly) as at December 31, 2019.

Name and Province of Residence	Principal Occupations for Last Five Years	Number of Hut 8 Shares Beneficially Owned, Controlled or Directed
Jimmy Vaiopoulos Toronto, Canada	• Interim CEO of Hut 8 (2020 to present) • CFO of Hut 8 (2018 to 2020) • CFO of TSXV-listed solar solutions provider (2015 to 2018) • KPMG LLP (2010 to 2015)	30,108
Kyle Appleby	• Interim CFO of Hut 8 (2020 – Present)	Nil
Viktoriya Griffin	• Interim Corporate Secretary of Hut 8 (2020 – Present)	Nil
Andrew Kiguel(1) Toronto, Canada	• CEO of Hut 8 (2018 to 2020) • Managing Director of GMP Securities (2000 to 2018)	655,533(1)

(1)	Andrew Kiguel resigned as CEO on April 30, 2020 and at the time of his departure, held 400,000 of his Hut 8 Shares with 1138029 BC Ltd.

The Company’s compensation arrangements for Hut 8’s Named Executive Officers may, in addition to salary, include compensation in the form of bonuses and, over the longer term, benefits arising from the grant of Hut 8 Options and Hut 8 RSUs pursuant to the Omnibus Plan. The Company takes into consideration matters such as the existing securities held by Hut 8 Named Executive Officers at the time of subsequent grants and the basis for each individual grant in respect of the Company’s overall compensation goals for the individual, in determining the quantum or terms of each subsequent grants.

The Hut 8 Board establishes and reviews the Company’s overall compensation philosophy and its general compensation policies with respect to officers, including the corporate goals and objectives and the annual performance objectives relevant to such officers. The Hut 8 Board evaluates each officer’s performance in light these goals and objectives and, based on its evaluation, determines and approves the salary, bonus, options and other benefits for such officers. In determining compensation matters, the Hut 8 Board may consider a number of factors, including the Company’s performance, the value of similar incentive awards to officers performing similar functions at comparable companies, the awards given in prior periods and other factors it considers relevant.

The Company also continuously adjusts its compensation strategy and programs to attract and retain the best people and to ensure that they are always incentivized to achieve results that are consistent with the corporate strategic plan which includes the examination of the implications of the risks associated with the corporate compensation policies and practices that are ultimately selected, followed or adopted. Such implications are considered by the Hut 8 Board on a case-by-case basis at such time as the Hut 8 Board considers it to be applicable. At this time the Hut 8 Board has not identified any specific risks with Hut 8’s compensation policies and practices.

Performance Graph

The performance graphs below relates to the cumulative total Shareholder return of $100 invested in Hut 8 Shares from March 7, 2018 to December 31, 2019 as compared with the total cumulative return of the S&P/TSX Composite Index, and the total compensation awarded to NEOs for the same period. The company started trading on the TSX Venture Exchange on March 6, 2018, and therefore has limited history.

	March 7, 2018	December 31, 2018	December 31, 2019
Hut 8 Shares	$100.00	$30.57	$22.71
S&P/TSX Composite Index Total Return	$100.00	$92.57	$110.51
Total NEO Compensation(1)		$3,148,734	$3,137,982

(1)	The Total NEO Compensation consits of the annualized base salary and the annual incentive (bonus) earned during the period covered, as well as the value of the long-term incentive awards of the NEOs. The value of long-term incentive awards represents the grant date fair values of option-based awards and of the Hut 8 Shares underlying Hut 8 RSU awars, which value may not be fully realized.

The NEOs’ compensation is determined in accordance with the principles set forth above and is not specifically based on the performance of the Company’s common shares on the TSX, mainly due to the fact that the price of the common shares is affected by external market factors beyond the Company’s and the NEOs’ control.

Option-Based Awards

Stock option grants are made on the basis of the number of stock options currently held, position, overall individual performance, anticipated contribution to the Company’s future success and the individual’s ability to influence corporate and business performance. The purpose of granting such stock options is to assist the Company in compensating, attracting, retaining and motivating the officers of the Company and to closely align the personal interests of such persons to the interests of the shareholders.

The recipients of incentive stock options and the terms of the stock options granted are determined from time to time by the Hut 8 Board. The exercise price of the stock options granted is generally determined by the market price at the time of grant.

Restricted Share Unit Awards

Restricted share units are made on the basis of other types of compensation currently paid or other types of equity held, position, overall individual performance, contribution to the Company’s future success and the individual’s ability to influence corporate and business performance. The Company adopted the RSU Plan to encourage directors, officers, employees and consultants of the Company to work towards and participate in the growth and development of the Company.

The recipients of Hut 8 RSUs are determined from time to time by the Hut 8 Board. The Hut 8 Board will set a performance period for the Hut 8 RSUs, and once the Hut 8 RSUs are granted, they will vest according to a vesting schedule approved by the Board throughout the performance period. The value of the Hut 8 RSUs is determined on the vesting date(s), and the price per share is computed on the basis of the closing price of shares of the day prior to the vesting date.

Deferred Share Unit Awards

Deferred share units are made on the basis of other types of compensation currently paid or other types of equity held, position, overall individual performance, contribution to the Company’s future success and the individual’s ability to influence corporate and business performance. The Company includes DSU in its Omnibus Plan to encourage directors, officers, employees and consultants of the Company to work towards and participate in the growth and development of the Company.

The recipients of Hut 8 DSUs are determined from time to time by the Hut 8 Board. The Hut 8 Board will set a performance period for the Hut 8 DSUs, and once the Hut 8 DSUs are granted, they will vest according to a vesting schedule approved by the Hut 8Board throughout the performance period. The value of the Hut 8 DSUs is determined on the vesting date(s), and the price per share is computed on the basis of the closing price of shares of the day prior to the vesting date.

Summary Compensation Table

The following table sets out information concerning the compensation earned by, paid to, or awarded to the persons determined to be NEOs during Fiscal 2019 and Fiscal 2018.

					Non-equity Incentive Plan Compensation ($)
Name and Principal Position	Fiscal Year	Salary(1) ($)	Share- based Awards(2) ($)	Option- based Awards(3) ($)	Annual incentive plan(4)	Long- term incentive plans	Pension value ($)	All Other compensation ($)(5)	Total compensation ($)
Jimmy Vaiopoulos(6)	2019	175,000	200,440	121,766	131,250	Nil	Nil	Nil	628,456
Interim Chief Executive Officer	2018	72,500	5,000	38,401	48,630	Nil	Nil	Nil	164,531
Kyle Appleby(7)	2019	1,500	Nil	Nil	Nil	Nil	Nil	Nil	1,500
Interim Chief Financial Officer	2018	31,000	Nil	Nil	Nil	Nil	Nil	Nil	31,000
Viktoriya Griffin(8)	2019	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Interim Corporate Secretary	2018	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Andrew Kiguel(9)	2019	500,000	1,805,556	Nil	93,750	Nil	Nil	128,720	2,508,026
Chief Executive Officer	2018	356,410	2,291,668	Nil	206,250	Nil	Nil	98,875	2,953,203

(1)	Amounts reflect the base salary received for each NEO.

(2)	Amounts reflect the fair value of shares issued, Hut 8 DSUs, and/or Hut 8 RSUs recognized in the year.
(3)	Amounts reflect the option-based awards recognized in the covered year. The fair value was determined in accordance with IFRS 2, “Share-based payments” using the Black-Scholes stock option pricing model.

•	Jimmy Vaiopoulos’ option-based award was granted on September 28, 2018, consisting of 90,000 stock options which expire in five years. The grant price equaled $3.00 and the fair value assigned to these stock options under the Black-Scholes model was $2.44 per option, an expected life of 5 years, a volatility rate of 121.4%, an average risk-free rate of 2.30%, and a dividend rate of 0%.
•	Jimmy Vaiopoulos’ option-based award was granted on December 14, 2019, consisting of 100,000 stock options which expire in five years. The grant price equaled $1.14 and the fair value assigned to these stock options under the Black-Scholes model was $1.04 per option, an expected life of 5 years, a volatility rate of 147%, an average risk-free rate of 1.68%, and a dividend rate of 0%.
(4)	Annual performance related bonus.
(5)	A portion of Andrew Kiguel’s compensation package is one bitcoin per month which occurred in each month of fiscal 2019 and 2018.
(6)	Jimmy Vaiopoulos started with Hut 8 in July 2018. Mr. Vaiopoulos was appointed the Interim CEO on May 1, 2020 and is expected to return as the CFO of Hut 8 on December 1, 2020.
(7)	Kyle Appleby was appointed Corporate Secretary for Hut 8 on October 2, 2019. Kyle Appleby resigned as Corporate Secretary and was appointed the Interim CFO on May 1, 2020. Mr. Appleby will no longer hold a role at Hut 8 beginning on December 1, 2020.
(8)	Viktoriya Griffin was appointed the Interim Corporate Secretary on May 1, 2020 and will continue as the permanent Corporate Secretary for Hut 8 starting December 1, 2020.
(9)	Andrew Kiguel started with Hut 8 in April 2018. Mr. Kiguel stepped down as the CEO of Hut 8 on April 30, 2020. As part of his severance package, Mr. Kiguel received $500,000, which, along with the Hut 8 RSUs vested in April 1, 2020 of 505,051 Shares, was paid to his numbered company.

Incentive Plan Awards

The following table sets forth information with respect to the Hut 8 Options and Share based awards held by the NEOs which were outstanding as of December 31, 2019.

	Option-Based Awards				Share-Based Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- Money Options ($)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested(1) ($)	Market or Payout Value of Vested Share- Based Awards Not Paid Out or Distributed ($)
Jimmy Vaiopoulos	90,000	$3.00	28-Sep-2023	Nil
Interim Chief Executive Officer	100,000	$1.14	14-Dec-2024	Nil	175,000	187,250	Nil
Kyle Appleby Interim Chief Financial Officer	Nil	n/a	n/a	Nil	Nil	Nil	Nil
Viktoriya Griffin Interim Corporate Secretary	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Andrew Kiguel Chief Executive Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
(1)	Based on Hut 8’s share price on December 31, 2019 of $1.07.

Executive Employment Agreements

On June 6, 2018 and superseded on December 2, 2019, the Company entered into an employment agreement with Jimmy Vaiopoulos, setting forth the terms and conditions of his employment, which provides for his base salary and annual bonus, and includes, among other things, provisions regarding confidentiality, and waiver of intellectual property rights. The employment agreement with Mr. Vaiopoulos’ provides for the termination of Mr. Vaiopoulos’ employment for reasons of cause, early termination, and without cause or for good reason. In the event that Mr. Vaiopoulos’ employment is terminated without cause or for good reason, Mr. Vaiopoulos is entitled to payment of Mr. Vaiopoulos’ base salary for a period of twelve months following the date of termination, and the continuation of all of Mr. Vaiopoulos’ benefits and perquisites only for the minimum statutory notice period. Where the termination occurs in connection with a change of control of the Company, and within twelve months following the closing of such change of control transaction, the Company or any successor terminates Mr. Vaiopoulos’ employment without cause or Mr. Vaiopoulos terminates his employment for either (a) the relocation of Mr. Vaiopoulos’ principal workplace to a location that is more than one-hundred kilometers from his then current principal workplace, (b) a reduction of 10% or more in Mr. Vaiopoulos’ base salary, or (c) a material diminution in Mr. Vaiopoulos’ job duties, responsibilities or authority, then Mr. Vaiopoulos is entitled to the aforementioned entitlements.

On November 2, 2020, the Company entered into an employment agreement with Jaime Leverton, setting forth the terms and conditions of her employment as Chief Executive Officer of the Company, effective December 1, 2020, and which provides for her base salary and annual bonus, and includes, among other things, provisions regarding confidentiality, and waiver of intellectual property rights. The employment agreement with Ms. Leverton provides for the termination of Ms. Leverton’s employment for reasons of cause, early termination, and without cause or for good reason. In the event that Ms. Leverton’s employment is terminated without cause or for good reason, Ms. Leverton is entitled to any bonus awarded in the year preceeding the year of termination, if not yet paid, plus any bonus, if earned, for the year of termination. Ms. Leverton is also entitled to payment of Ms. Leverton’s base salary for a period of twelve months following the date of termination, and the continuation of all of Ms. Leverton’s benefits and perquisites only for the minimum statutory notice period. Where the termination occurs in connection with a change of control of the Company, and within twelve months following the closing of such change of control transaction, the Company or any successor terminates Ms. Leverton’s employment without cause or Ms. Leverton terminates her employment for either (a) the relocation of Ms. Leverton’s principal workplace to a location that is more than one-hundred kilometers from her then current principal workplace, (b) a reduction of 10% or more in Ms. Leverton’s base salary, or (c) a material diminution in Ms. Leverton’s job duties, responsibilities or authority, then Ms. Leverton is entitled to the aforementioned entitlements.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is a summary of securities issued and issuable under all equity compensation plans of the Company as at December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities to be Issued Upon Vesting of Hut 8 RSUs	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by securityholders	910,000	$4.34	1,213,434	6,920,367
Equity compensation plans not approved by securityholders	N/A	N/A	N/A	N/A
Total	910,000	$4.34	1,213,434	6,920,367

Summary of the Omnibus Plan

The shareholders of the Company initially approved the Omnibus Plan on February 15, 2018. As of the Record Date, the Company had outstanding Hut 8 Options to purchase 910,000 Hut 8 Shares, of which 900,000 have been granted to officers and directors of the Company. Also, as of the Record Date, the Company had outstanding 1,213,434 Hut 8 RSUs, all of which have been granted to officers and directors of the Company.

The executive officers, along with the Company’s directors, employees and consultants, are eligible to participate in the Omnibus Plan, which is comprised of Hut 8 Options and Hut 8 RSUs issued pursuant to the Omnibus Plan. The purpose of the Omnibus Plan is to promote greater alignment of interests between employees and shareholders, and to support the achievement of the Company’s longer-term performance objectives, while providing a long-term retention element.

The Hut 8 Board is responsible for administering the Omnibus Plan, and the Compensation and Governance Committee makes recommendations to the Hut 8 Board in respect of matters relating to the Omnibus Plan.

The Omnibus Plan allows for a variety of equity-based awards that provide different types of incentives to be granted to the Company’s directors, executive officers, employees and consultants. The Omnibus Plan facilitates the granting of Hut 8 Options, Hut 8 RSUs or Hut 8 DSUs (collectively, the “Awards”) representing the right to receive one Hut 8 Share (and in the case of Hut 8 RSUs and Hut 8 DSUs, one Hut 8 Share, the cash equivalent of one Hut 8 Share, or a combination thereof) in accordance with the terms of Omnibus Plan. The following discussion is qualified in its entirety by the text of the Omnibus Plan.

Under the terms of the Omnibus Plan, the Hut 8 Board, or if authorized by the Hut 8 Board, the Compensation and Governance Committee, may grant awards to eligible participants. Awards may be granted at any time and from time to time in order to: (a) increase participants’ interest in the Company’s welfare; (b) provide incentives for participants to continue their services; and (c) reward participants for their performance of services. Participation in the Omnibus Plan is voluntary and, if an eligible participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such participant. The interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise, except upon the death of the participant.

The Omnibus Plan provides that appropriate adjustments, if any, will be made by the Hut 8 Board in connection with a reclassification, reorganization or other change of Hut 8 Shares, consolidation, distribution, merger or amalgamation, in the Hut 8 Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the Omnibus Plan. In the event that a participant receives Hut 8 Shares in satisfaction of an Award during a black-out period, such participant shall not be entitled to sell or otherwise dispose of such Hut 8 Shares until such black-out period has expired.

The maximum number of Hut 8 Shares reserved for issuance, in the aggregate, under the Omnibus Plan is 10% of the aggregate number of Hut 8 Shares issued and outstanding. The aggregate number of Hut 8 Shares (i) issued to insiders under the Omnibus Plan or any other proposed or established share-based compensation arrangement within any one-year period and (ii) issuable to insiders at any time under the Omnibus Plan or any other proposed or established share-based compensation arrangement, shall in each case not exceed 10% of the aggregate number of issued and outstanding Hut 8 Shares (on a non-diluted basis), or such other number as may be approved by the TSX and the shareholders of the Company from time to time. The aggregate number of Hut 8 Shares issued to any one participant under the Omnibus Plan within any one-year period shall not exceed 5% of the aggregate number of issued and outstanding Hut 8 Shares (on a non-diluted basis). The aggregate number of Hut 8 Shares (i) issued to consultants under the Omnibus Plan within any one-year period and (ii) issuable to persons retained to provide investor relations activities under the Omnibus Plan within any one-year period, shall in each case not exceed 2% of the aggregate number of issued and outstanding Hut 8 Shares (on a non-diluted basis).

Unless the Hut 8 Board decides or the grant agreement specifies otherwise, the Omnibus Plan provides that Hut 8 Options will vest as to 16.7% (1/6) every six month interval following the date of such grant for those participants who have provided their services to the Company for at least one year. For those participants who have provided their services to the Company for less than one year, Hut 8 Options will vest as to 33.3% (1/3) one year from the date of grant, and 16.7% (1/6) vesting every six months thereafter. The exercise price of any Hut 8 Option shall be fixed by the Hut 8 Board when such Hut 8 Option is granted, but shall not be less than the closing price of the Hut 8 Shares on the TSX on the day prior to the date of grant (the “Market Value”). A Hut 8 Option shall be exercisable during a period established by the Hut 8 Board which shall commence on the date of the grant and shall terminate no later than ten years after the date of the granting of the award or such shorter period as the Hut 8 Board may determine. The Omnibus Plan will provide that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a black-out period. In such cases, the extended exercise period shall terminate 10 business days after the last day of the blackout-period.

With respect to Hut 8 RSUs, unless otherwise approved by the Hut 8 Board and except as otherwise provided in a participant’s grant agreement or any other provision of the Omnibus Plan, Hut 8 RSUs will vest as to 1/3 each on the first, second and third anniversary date of their grant. With respect to Hut 8 DSUs, unless otherwise approved by the Hut 8 Board and except as otherwise provided in a participant’s grant agreement or any other provision of the Omnibus Plan, Hut 8 DSUs will vest 50% on the date that is six months from the date of grant and 50% on the anniversary of the date of grant.

The following table describes the impact of certain events upon the rights of holders of Awards under the Omnibus Plan, including termination for cause, termination other than for cause and death, subject to the terms of a participant’s employment agreement:

Event Provisions	Provisions
Termination for cause	Immediate forfeiture of all vested and unvested Awards.

Resignation	Forfeiture of all unvested Awards and the earlier of the original expiry date and 90 days after resignation to exercise vested Awards or such longer period as the Hut 8 Board may determine in its sole discretion.

Termination other than for cause	Subject to the terms of the grant or as determined by the Hut 8 Board, upon a participant’s termination without cause the number of Awards that may vest is subject to pro-ration over the applicable performance or vesting period.

Retirement	Upon the retirement of a participant’s employment with the Company, any unvested Awards held by the participant as at the termination date will continue to vest in accordance with its vesting schedule, and all vested Awards held by the participant at the termination date may be exercised until the earlier of the expiry date of the Awards or three years following the termination date, provided that if the participant breaches any post-employment restrictive covenants in favour of the Company (including non-competition or non-solicitation covenants), then any Awards held by such participant, whether vested or unvested, will immediately expire and the participant shall pay to the Company any “in-the-money” amounts realized upon exercise of Awards following the termination date.

Death	All unvested Awards will vest and may be exercised within 180 days after death.

In connection with a change of control of the Company, the Hut 8 Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that the Hut 8 Board may accelerate the vesting of Awards if: (i) the required steps to cause the conversion or exchange or replacement of Awards are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than the Company); or (ii) the Company has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Awards be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction. If a participant is terminated without cause or resigns for good reason during the 12 month period following a change of control, or after the Company has signed a written agreement to effect a change of control but before the change of control is completed, then any unvested Awards will immediately vest and may be exercised within 30 days of such date.

The Hut 8 Board may, in its sole discretion, suspend or terminate the Omnibus Plan at any time, or from time to time, amend, revise or discontinue the terms and conditions of the Omnibus Plan or of any Award granted under the Omnibus Plan and any grant agreement relating thereto, subject to any required regulatory and TSX approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of Omnibus Plan or as required by applicable laws.

The Hut 8 Board may amend the Omnibus Plan or any Award at any time without the consent of a participant provided that such amendment shall: (a) not adversely alter or impair any Award previously granted except as permitted by the terms of the Omnibus Plan; (b) be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the TSX; and (c) be subject to shareholder approval, where required by law, the requirements of the TSX or the Omnibus Plan, provided however that shareholder approval shall not be required for the following amendments and the Hut 8 Board may make any changes which may include but are not limited to:

•	amendments of a general housekeeping or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Omnibus Plan;

•	changes that alter, extend or accelerate the terms of vesting or settlement applicable to any Awards; and
•	a change to the eligible participants under the Omnibus Plan,

provided that the alteration, amendment or variance does not:

•	increase the maximum number of Hut 8 Shares issuable under the Omnibus Plan, other than an adjustment pursuant to a change in capitalization;
•	reduce the exercise price of the Awards; or
•	amend the amendment provisions of the Omnibus Plan.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

The Guidelines address matters such as the constitution and independence of boards, the functions to be performed by boards and their committees and the effectiveness and education of board members. NI 58-101 requires an issuer who solicits a proxy from a security holder for the purpose of electing directors to include specified corporate governance disclosure in its management information circular. Set out below is a description of the Company’s approach to corporate governance in relation to the Guidelines.

The Hut 8 Board

NI 58-101 defines an “independent director” as a director who has no direct or indirect material relationship with the Company. A “material relationship” is in turn defined as a relationship which could, in the view of the Hut 8 Board, be reasonably expected to interfere with such member’s independent judgment.

Upon completion of the Business Combination on March 2, 2018, the Hut 8 Board was comprised of seven members, of which three were considered to be an “independent director” within the meaning of NI 58-101. Effective August 8, 2018, Mr. Joseph Flinn joined the Hut 8 Board, replacing Jeffrey Mason who resigned.

Mr. Kiguel was not considered to be “independent” as a result of his position as an officer of the Company prior to his resignation, and Ms. Leverton is not considered to be “independent” as a result of her position as an officer of the Company. Mr. Sewell and Mr. Tai are not considered to be “independent” as a result of their roles with Bitfury. The individuals nominated as director who would be “independent” directors, are Joseph Flinn, Sanjiv Samant, and Christopher Eldredge.

The Hut 8 Board believes that it functions independently of management. To enhance its ability to act independently of management, the Hut 8 Board may meet in the absence of members of management and the non-independent directors or may excuse such Persons from all or a portion of any meeting where a potential conflict of interest arises or where otherwise appropriate.

The independent directors generally meet virtually on a monthly basis but do hold meetings on an ad hoc basis from time-to-time, as needed in their determination, which is supported and encouraged by the Hut 8 Board.

The chair of the board, Bill Tai, is not an independent director. Gerri Sinclair, former board member was the lead independent director, for which a replacement has not yet been filled since her resignation. The Hut 8 Board intends for the independent directors to elect a new lead independent director once the Hut 8 Board is reconstituted after the Meeting.

Directorships

As at the Record Date, the Company does not have any directors who serve on any other additional public boards.

The Hut 8 Board has not developed written position descriptions for the chair and the chair of each board committee. The role and responsibilities of each such position are determined based on each of the subject individual’s own experience and on discussion with the other members of the board or committee, as applicable. The Hut 8 Board determines its own roles, responsibilities and mandate in the same manner.

Orientation and Continuing Education

While the Company currently has no formal orientation and education program for new directors, the Hut 8 Board provides new directors with sufficient information (such as recent annual reports, prospectus, proxy solicitation materials and various other operating, property and budget reports) to ensure that new directors are familiar with the Company’s business and the procedures of the Hut 8 Board. In addition, new directors are encouraged to visit and meet with management on a regular basis. The Company also encourages continuing education of its directors and officers where appropriate to ensure that they have the necessary skills and knowledge to meet their respective obligations to the Company.

Ethical Business Conduct

The Hut 8 Board monitors the ethical conduct of the Company and ensures that it complies with applicable legal and regulatory requirements, such as those of relevant securities commissions and stock exchanges. The Hut 8 Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate legislation on the individual director’s participation in decisions of the Hut 8 Board in which the director has an interest, have been sufficient to ensure that the Hut 8 Board operates independently of management and in the best interests of the Company. The Hut 8 Board has not adopted a written code for the directors.

Nomination of Directors

The Compensation and Governance Committee performs the functions of a nominating committee and is therefore responsible for appointing and assessing directors. The Hut 8 Board believes that this has been a practical approach to date. While there are no specific criteria for Hut 8 Board membership, the Company places a priority on prior experience as a senior executive and/or director of reporting issuer and a particular knowledge of areas germane to the Company’s activities and market sector. As such, nominations are considered from the recruitment efforts of Company management and supported if necessary by external recruitment professionals as well as by the efforts of the directors themselves.

Compensation

The Compensation and Governance Committee functions as the compensation committee of the Company for the purpose of annually reviewing the adequacy and form of compensation of directors and officers to ensure that such compensation reflects the responsibilities, time commitment and risks involved in being an effective director and/or officer. The committee was composed of Gerri Sinclair, Joseph Flinn and Dennis Mills, until Ms. Sinclair’s resignation at such time as the committee has remained constituted only by Mr. Flinn and Mr. Mills. The Hut 8 Board intends to constitute the Compensation and Governance Committee with the following independent directors: Christopher Eldredge (chair) and Joseph Flinn. Jeremy Sewell, a non-independent director, is also expected to join this committee. The Compensation and Governance Committee determines the compensation for Hut 8’s directors and officers through their own experience working in and with C-Suite executives, review of market data analysis for executive compensation comparable to that of Hut 8, and the specific experience

Hut 8 Board Committees

The Hut 8 Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.

Assessments

The Hut 8 Board assesses, on an annual basis, the contributions of the Hut 8 Board as a whole and each of the individual directors, in order to determine whether each is functioning effectively. The Hut 8 Board satisfies itself that the board, its committees, and its individual directors are performing effectively through ongoing informal assessments made and discussed at meetings of the board.

Director Term Limits and Other Mechanisms of Board Renewal

Hut 8 has not adopted term limits for the directors on its board. The Hut 8 Board may consider implementing term limits and other mechanisms of board renewal if and when it determines it would improve Hut 8’s corporate governance.

Policies Regarding the Representation of Women on the Board

Hut 8 has not adopted a written policy relating to the identification and nomination of women directors. The Hut 8 Board may consider implementing such policies if and when it determines it would improve Hut 8’s corporate governance to do so.

Consideration of the Representation of Women in the Director Identification and Selection Process

The Hut 8 Board does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. The Hut 8 Board is solely focused on industry leaders with applicable experience to Hut 8.

Consideration Given to the Representation of Women in Executive Officer Appointments

The Hut 8 Board does not consider the level of representation of women in executive officer positions when making executive officer appointments as the executive team of the Company is composed only of two members, its CEO and CFO.

Issuer’s Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

Hut 8 has not adopted a target for women’s representation on the Hut 8 Board or in its executive office, as it has not created a formal policy in this regard at this time.

Number of Women on the Hut 8 Board and in Executive Officer Positions

At the date of this Circular, Hut 8 does not have any women in executive office or on the Hut 8 Board. On December 1, 2020, Jaime Leverton will commence in her role as Chief Executive Officer, making up 50% of the executive office of Hut 8, and, if elected as director of Hut 8 at the Meeting, will be one (1) of six (6) directors who is a woman, being 16.7% of the directors.

INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No individual who is, or at any time during the most recently completed financial year of the Company was, a director, executive officer, employee or former director, executive officer or employee of the Company, a Hut 8 Nominee, or any of their associates, is indebted to the Company or any subsidiary of the Company as of the Record Date or was so indebted at any time during the last completed fiscal year of the Company, nor have any such individuals been or are they currently indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by the Company or any subsidiary of the Company.

AUDIT COMMITTEE

NI 52-110 requires the Company to annually disclose in its management information circular certain information concerning the constitution of its audit committee and its relationship with its independent auditor, as set forth below.

Audit Committee Charter

The Company’s audit committee is governed by an audit committee charter, the text of which is attached as Schedule “A” to this Information Circular.

Composition of the Audit Committee

At December 31, 2019, the Company’s Audit Committee was comprised of three individuals: Joseph Flinn, Dennis Mills, and Gerri Sinclair. All three members are considered to be “independent” within the meaning of NI 52-110. After Gerri Sinclair stepped down from Hut 8’s Board, Jeremy Sewell was appointed to the audit committee and as a non-independent board member, Hut 8 relied on the exemption in NI 52-110, Section 3.3. Each member of the Audit Committee is considered to be “financially literate” which includes the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues of the Company. After the Meeting, the Hut 8 Board intends to constitute the Audit Committee with each of the three (3) independent director nominees (Joseph Flinn (chair), Sanjiv Samant, and Christopher Eldredge).

Member	Relevant Experience
Current Audit Committee
Joseph Flinn

-      CFO  of  Seaboard  Transportation  Group,  a  major  international  bulk transportation group of companies.

-       Two years as President of Clarke Freight Transportation Group, a major national freight carrier

-      12 years of senior leadership at Sysco Corporation, including CFO of Sysco Canada, and President of Sysco Canada’s Eastern Division

Chris Eldredge(1)	- Former President and CEO of Dupont Fabros Technology - Director of Seaborn
Sanjiv Samant(1)

-       Founder & Managing Partner, Round13 Capital

-       Group Head - Technology, Media, Telecom, Sustainability & Healthcare Banking

-       Managing Director, Head of Technology, Media & Telecom Investment Banking, Canada

Member	Relevant Experience
Current Audit Committee
Gerri Sinclair(2)

-      25   years experience in mobile and digital media technologies, entrepreneurial business, and government policy

-      Founder and CEO of NCompass Labs, acquired by Microsoft in 2001

-      Country Manager for Canada for MSN

Jeremy Sewell(3)

-       Former CFO of Bitfury Group

-       Former CFO of eCurrency, a Sillicon Valley fintech company

-       Led multiple teams as COO and CFO of mobile group GSMA, helping build it from start-up to a global organization across 20 countries

Dennis Mills(4)

-       Founder and President of Toronto Partners Inc. since 2013

-       Vice Chairman and CEO of MI Developments Inc. from 2004 to 2011

-       Member of Parliament in Canada from 1988 to 2004

-       Vice President at Magna International from 1984 to 1987

(1)	Chris Eldredge and Sanjiv Samant are proposed to join the audit committee immediately after election to the Hut 8 Board on December 30, 2020.
(2)	Gerri Sinclair resigned from the Hut 8 Board on April 3, 2020.
(3)	Jeremy Sewell joined the audit committee on April 4, 2020, and will be removed as of the date of the Meeting.
(4)	Dennis Mill does not seek re-election, and will be removed as of the date of the Meeting.

Audit Fees

The following chart summarizes the aggregate fees that were billed by the external auditors of the Company for professional services rendered to the Company for audit and non-audit related services for Fiscal 2019 and Fiscal 2018. As at the Record Date, the Fiscal 2019 and Fiscal 2018 audits were completed and the fees are as follows.

Type of Work	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$150,000	$150,000
Audit-Related Fees(2)	28,500	26,380
Tax Advisory Fees(3)	13,200	58,842
All Other Fees(4)	-	-
Total	$191,700	$235,222

(1)	Aggregate fees estimated to be billed for the Company’s annual financial statements and services normally provided by the auditor in connection with the Company’s statutory and regulatory filings.
(2)	Aggregate fees estimated to be billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported as “Audit Fees”, including: assistance with aspects of tax accounting, attest services not required by state or regulation and consultation regarding financial accounting and reporting standards.
(3)	Aggregate estimated to be fees billed for tax compliance, advice, planning and assistance with tax for specific transactions.
(4)	Aggregate estimated to be fees billed for products and services provided by the Company’s external auditor, other than the services reported in Audit Fees, Audit-Related Fees and Tax Fees.

OTHER BUSINESS

Management of the Company is not aware of any other business to come before the Meeting other than as set forth in the Notice of Annual Meeting. If any other business properly comes before the Meeting, it is the intention of the persons named in the form of proxy to vote the Hut 8 Shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com. Financial information is contained in the Company’s audited financial statements and management’s discussion and analysis for the year ended December 31, 2018. In addition, a Hut 8 Shareholder may obtain copies of the Company’s financial statements and management’s discussion and analysis by contacting the Company by mail at 130 King Street West, Suite 1800, Toronto, ON, M5X 1E3 or by telephone at 647-256-1992.

APPROVAL

The Hut 8 Board has approved the contents of this Information Circular and the sending thereof to our shareholders, directors and auditor.

DATED as at the 26th day of November 2020.

ON BEHALF OF THE BOARD OF DIRECTORS

“Bill Tai”
Bill Tai
Director

Toronto, Ontario

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SCHEDULE A

AUDIT COMMITTEE CHARTER

Section 1	Mandate

The mandate of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of the Company is to:

(a)	assist the Board in fulfilling its oversight responsibilities in respect of:

(i)	the quality and integrity of the Company’s financial statements, financial reporting processes and systems of internal controls and disclosure controls regarding risk management, finance, accounting, and legal and regulatory compliance;
(ii)	the independence and qualifications of the Company’s external auditors;
(iii)	the review of the periodic audits performed by the Company’s external auditors and the Company’s internal accounting department; and
(iv)	the development and implementation of policies and processes in respect of corporate governance matters;
(b)	provide and establish open channels of communication between the Company’s management, internal accounting department, external auditor and directors;
(c)	prepare all filings and disclosure documents required to be prepared by the Committee and/or the Board pursuant to all applicable federal, provincial and state securities legislation and the rules and regulations of all securities commissions having jurisdiction over the Company;
(d)	review and confirm the adequacy of procedures for the review of all public disclosure of financial information extracted or derived from the Company’s financial statements, and to periodically assess the adequacy of those procedures; and
(e)	establish procedures for:
(i)	the receipt, retention and treatment of complaints or concerns received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns about questionable accounting or auditing practices; and
(ii)	the confidential, anonymous submission by employees of the Company of such complaints or concerns.

The Committee will primarily fulfil its mandate by performing the duties set out in Article 7 hereof.

The Board and management of the Company will ensure that the Committee has adequate funding to fulfil its mandate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles, accounting standards or applicable laws and regulations. This is the responsibility of Company’s management, internal accounting department and external auditors. Because the primary function of the Committee is oversight, the Committee will be entitled to rely on the expertise, skills and knowledge of the Company’s management, internal accounting department, external auditors and other external advisors and the integrity and accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change or in any way limit the responsibilities and duties of Company’s management, internal accounting department or external auditors.

Section 2	Composition

The Committee will be comprised of members of the Board, the number of which will be determined from time to time by resolution of the Board. The composition of the Committee will be determined by the Board such that the membership and independence requirements set out in the rules and regulations, in effect from time to time, of any securities commissions (including, but not limited to, the Securities and Exchange Commission and the British Columbia Securities Commission) and any exchanges upon which the Company’s securities are listed (including, but not limited to, the Toronto Stock Exchange and the NYSE American) are satisfied (the said securities commissions and exchanges are hereinafter collectively referred to as the “Regulators”).

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Section 3	Term of Office

The members of the Committee will be appointed or re-appointed by the Board on an annual basis. Each member of the Committee will continue to be a member thereof until such member’s successor is appointed, or until such member resigns or is removed by the Board. The Board may remove or replace any member of the Committee at any time. However, a member of the Committee will automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or ceasing to meet the requirements established, from time to time, by any Regulators. Vacancies on the Committee will be filled by the Board.

Section 4	Committee Chair

The Board, or if it fails to do so, the members of the Committee, will appoint a chair from the members of the Committee. If the chair of the Committee is not present at any meeting of the Committee, an acting chair for the meeting will be chosen by majority vote of the Committee from among the members present. In the case of a deadlock in respect of any matter or vote, the chair will refer the matter to the Board for resolution. The Committee may appoint a secretary who need not be a member of the Board or Committee.

Section 5	Meetings

The time and place of meetings of the Committee and the procedures at such meetings will be determined, from time to time, by the members thereof, provided that:

(a)	a quorum for meetings will be two members, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to and hear each other. The Committee will act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of meeting;

(b)	the Committee may meet as often as it deems necessary, but will not meet less than once annually;
(c)	notice of the time and place of every meeting will be given in writing and delivered in pursuing or by facsimile or other means of electronic transmission to each member of the Committee at least 72 hours prior to the time of such meeting; and
(d)	the Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will make regular reports of its meetings to the Board, directly or through its chair, accompanied by any recommendations to the Board approved by the Committee.

Section 6	Authority

The Committee will have the authority to:

(a)	retain (at the Company’s expense) its own legal counsel, accountants and other consultants that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities;

(b)	conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities;

(c)	take whatever actions it deems appropriate, in its sole discretion, to foster an internal culture within the Company that results in the development and maintenance of a superior level of financial reporting standards, sound business risk practices and ethical behaviour; and

(d)	request that any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee (including, but not limited to, the Company’s legal counsel and the external auditors) meet with the Committee and any of its advisors and respond to their inquiries.

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Section 7	Specific Duties

In fulfilling its mandate, the Committee will, among other things:

(a)	(i) select the external auditors, based upon criteria developed by the Committee; (ii) approve all audit and non-audit services in advance of the provision of such services and the fees and other compensation to be paid to the external auditors; (iii) oversee the services provided by the external auditors for the purpose of preparing or issuing an audit report or related work; and (iv) review the performance of the external auditors, including, but not limited to, the partner of the external auditors in charge of the audit, and, in its discretion, approve any proposed discharge of the external auditors when circumstances warrant, and appoint any new external auditors. Notwithstanding any other provision of this Charter, the external auditor will be ultimately accountable to the Board and the Committee, as representatives of the shareholders of the Company, and those representatives will have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval);

(b)	periodically review and discuss with the external auditors all significant relationships that the external auditors have with the Company to determine the independence of the external auditors. Without limiting the generality of the foregoing, the Committee will ensure that it receives, on an annual basis, a formal written statement from the external auditors that sets out all relationships between the external auditor and the Company, and receives an opinion on the financial statements consistent with all professional standards that are applicable to the external auditors (including, but not limited to, those established by any securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants – Chartered Accountants, Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and the American Institute of Certified Public Accountants, and those set out in the International Financial Reporting Standards as issued by the International Accounting Standards Board);

(c)	evaluate, in consultation with the Company’s management, internal accounting department and external auditors, the effectiveness of the Company’s processes for assessing significant risks or exposures and the steps taken by management to monitor, control and minimize such risks; and obtain, annually, a letter from the external auditors as to the adequacy of such controls;

(d)	consider, in consultation with the Company’s external auditors and internal accounting department, the audit scope and plan of the external auditors and the internal accounting department;

(e)	coordinate with the Company’s external auditors the conduct of any audits to ensure completeness of coverage and the effective use of audit resources;

(f)	assist in the resolution of disagreements between the Company’s management and the external auditors regarding the preparation of financial statements; and in consultation with the external auditors, review any significant disagreement between management and the external auditors in connection with the preparation of the financial statements, including management’s responses thereto;

(g)	after the completion of the annual audit, review separately with each of the Company’s management, external auditors and internal accounting department the following:

(i)	the Company’s annual financial statements and related footnotes;

(ii)	the external auditors’ audit of the financial statements and their report thereon;

(iii)	any significant changes required in the external auditors’ audit plan;

(iv)	any significant difficulties encountered during the course of the audit, including, but not limited to, any restrictions on the scope of work or access to required information;

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(v)	the Company’s guidelines and policies governing the process of risk assessment and risk management; and

(h)	other matters related to the conduct of the audit that must be communicated to the Committee in accordance with the standards of any regulatory body (including, but not limited to, securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants - Chartered Accountants, International Financial Reporting Standards as issued by the International Accounting Standards Board, Canadian generally accepted auditing standards, the Public Company Accounting Oversight Board (United States), and the American Institute of Certified Public Accountants);

(i)	consider and review with the Company’s external auditors (without the involvement of the Company’s management and internal accounting department):

(i)	the adequacy of the Company’s internal controls and disclosure controls, including, but not limited to, the adequacy of computerized information systems and security;

(ii)	the truthfulness and accuracy of the Company’s financial statements; and

(iii)	any related significant findings and recommendations of the external auditors and internal accounting department, together with management’s responses thereto;

(j)	consider and review with the Company’s management and internal accounting department:

(i)	significant findings during the year and management’s responses thereto;

(ii)	any changes required in the planned scope of their audit plan;

(iii)	the internal accounting department’s budget and staffing; and

(iv)	the internal auditor department’s compliance with the appropriate internal auditing standards;

(k)	establish systems for the regular reporting to the Committee by each of the Company’s management, external auditors and internal accounting department of any significant judgments made by management in the preparation of the financial statements and the opinions of each as to appropriateness of such judgments;

(l)	review (for compliance with the information set out in the Company’s financial statements and in consultation with the Company’s management, external auditors and internal accounting department, as applicable) all filings made with Regulators and government agencies, and other published documents that contain the Company’s financial statements before such filings are made or documents published (including, but not limited to: (i) any certification, report, opinion or review rendered by the external auditors; (ii) any press release announcing earnings (especially those that use the terms “pro forma”, “adjusted information” and “not prepared in compliance with generally accepted accounting principles”); and (iii) all financial information and earnings guidance intended to be provided to analysts, the public or to rating agencies);

(m)	prepare and include in the Company’s annual proxy statement or other filings made with Regulators any report from the Committee or other disclosures required by all applicable federal, provincial and state securities legislation and the rules and regulations of Regulators having jurisdiction over the Company;

(n)	review with the Company’s management: (i) the adequacy of the Company’s insurance and fidelity bond coverage, reported contingent liabilities and management’s assessment of contingency planning; (ii) management’s plans in respect of any changes in accounting practices or policies and the financial impact of such changes; (iii) any major areas in that, in management’s opinion, have or may have a significant effect upon the financial statements of the Company; and (iv) any litigation or claim (including, but not limited to, tax assessments) that could have a material effect upon the financial position or operating results of the Company;

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(o)	at least annually, review with the Company’s legal counsel and accountants all legal, tax or regulatory matters that may have a material impact on the Company’s financial statements, operations and compliance with applicable laws and regulations;

(p)	review and update periodically a Code of Ethics and Business Conduct for the directors, officers and employees of the Company; and review management’s monitoring of compliance with the Code of Ethics and Business Conduct;

(q)	review and update periodically the procedures for the receipt, retention and treatment of complaints and concerns by employees received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns regarding questionable accounting or auditing practices;

(r)	consider possible conflicts of interest between the Company’s directors and officers and the Company; and approve for such parties, in advance, all related party transactions;

(s)	review policies and procedures in respect of the expense accounts of the Company’s directors and officers, including, but not limited to, the use of corporate assets;

(a)	Monitor and periodically review the Whistleblower Policy of the Company and associated procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

(ii)	the confidential, anonymous submission by directors, officers and employees of the Company of concerns regarding questionable accounting or auditing matters; and

(iii)	if applicable, any violations of applicable law, rules or regulations that relate to corporate reporting and disclosure, or violations of the Company’s Code of Conduct;

(t)	review and approve the Company’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of the Company;

(u)	direct and supervise the investigation into any matter brought to its attention within the scope of the Committee’s duties. Perform such other duties as may be assigned to it by the Board from time to time or as may be required by applicable law; and

(v)	perform such other functions, consistent with this Charter, the Company’s constating documents and governing laws, as the Committee deems necessary or appropriate.

Section 8 Review of Charter

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.

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